Exhibit 10.2

Explanatory Note regarding Medicare Contracts between Humana and CMS

Recently, various subsidiaries of Humana Inc. and the Centers for Medicaid and Medicare Services entered into some 28 separate contracts that allow Humana to provide Medicare services under 42 CFR Part 422. In each case, the relevant contract designates the participating Humana entity as a Medicare Advantage Organization (“MA”). One form of contract is for private fee-for-service plans (“PFFS”). Exhibit 10.2 is the form of PFFS contract. Four of the 28 Humana/CMS agreements are PFFS agreements.

Exhibits 10.3, 10.4 and 10.5 are forms of amendment to the base contract which provide more specificity as to the types of services offered. Exhibit 10.3 provides for the operation of a Medicare Prescription Drug Plan; Exhibit 10.4 provides for the operation of an Employer/Union-only Group Medicare Advantage Prescription Drug Plan; and Exhibit 10.5 provides for the operation of an Employer/Union-only Group Medicare Advantage Health Plan.

The following chart summarizes the 4 individual contracts by type and entity:

Contract	Humana Entity	Product	Amendments
1. H1407	Humana Insurance Company	PFFS	10.3
2. H1804	Humana Insurance Company	PFFS	10.3, 10.4, 10.5
3. H4008	Humana Insurance of Puerto Rico	PFFS	10.3, 10.4, 10.5
4. H1906	HHBP of Louisiana	PFFS	10.3, 10.4, 10.5

Contract with Eligible Medicare Advantage Organization Pursuant to

Sections 1851 through 1859 of the Social Security Act for the Operation of a Medicare Advantage Private Fee-For-Service Plan(s)

CONTRACT (#H                )

Between

Centers for Medicare & Medicaid Services (hereinafter referred to as CMS)

and

________________________________________

(hereinafter referred to as the MA Organization)

CMS and the MA Organization, an entity which has been determined to be an eligible Medicare Advantage Organization by the Administrator of the Centers for Medicare & Medicaid Services under 42 CFR 422.503, agree to the following for the purposes of sections 1851 through 1859 the Social Security Act (hereinafter referred to as the Act):

(NOTE: Citations indicated in brackets are placed in the text of this contract to note the regulatory authority for certain contract provisions. All references to Part 422 are to 42 CFR Part 422.)

You must check off AND initial each required Addendum type to reflect the coverage offered under the H (or R) number associated with this contract

Addendum Type	Initials
☐ Part D Addendum	________

☐ Employer-Only MA-PD Addendum (800 Series)	________

☐ Employer-Only MA Only Addendum (800 Series)	________

☐ Variances/Waivers (Provided directly to Demonstration Organizations by CMS)	________

Article I

Term of Contract

The term of this contract shall be from the date of signature by CMS’ authorized representative through December 31, 2006, after which this contract may be renewed for successive one-year periods in accordance with 42 CFR 422.505(c). [422.505]

This contract governs the respective rights and obligations of the parties as of the effective date set forth above, and supersedes any prior agreements between the MA Organization and CMS as of such date. MA organizations offering Part D benefits also must execute an Addendum to the Medicare Managed Care Contract Pursuant to Sections 1860D-1 through 1860D-42 of the Social Security Act for the Operation of a Voluntary Medicare Prescription Drug Plan (hereafter the “Part D Addendum”). For MA Organizations offering MA-PD plans, the Part D Addendum governs the rights and obligations of the parties relating to the provision of Part D benefits, in accordance with its terms, as of its effective date.

Article II

Private Fee-For-Service Plan

A. The MA Organization agrees to operate one or more private fee-for-service plans (as defined in 42 CFR 422.4(a)(3)), as described in its final Plan Benefit Package (PBP) bid submission (benefit and price bid) proposal as approved by CMS and as attested to in the Medicare Advantage Attestation of Benefit Plan and Price, and in compliance with the requirements of this contract and applicable Federal statutes, regulations, and policies.

B. Except as provided in paragraph (C) of this Article, this contract is deemed to incorporate any changes that are required by statute to be implemented during the term of the contract and any regulations or policies implementing or interpreting such statutory provisions.

C.CMS will not implement, other than at the beginning of a calendar year, requirements under 42 CFR Part 422 that impose a new significant cost or burden on MA organizations or plans, unless a different effective date is required by statute. [422.521]

Article III

Functions To Be Performed By Medicare Advantage Organization

A. PROVISION OF BENEFITS

1. The MA Organization agrees to provide enrollees in each of its MA plans the basic benefits as required under §422.101 and, to the extent applicable, supplemental benefits under §422.102 and as established in the MA Organization’s final benefit and price bid proposal as approved by CMS and listed in The MA Organization Attestation of Benefit Plan and Price, which is attached to this contract. The MA Organization agrees to provide access to such benefits as required under subpart C in a manner consistent with professionally recognized standards of health care and according to the access standards stated in §422.114. The MA Organization agrees to provide post-hospital extended care services, should an MA enrollee elect such coverage, through a skilled nursing facility according to the requirements of section 1852(l) of the Act and §422.133. A home skilled nursing facility is a facility in which an MA enrollee resided at the time of admission to the hospital, a facility that provides services through a continuing care retirement community, or a facility in which the spouse of the enrollee is residing at the time of the enrollee’s discharge from the hospital, or hospital, or wherever the enrollee resides immediately before admission for extended care services. [422.133; 422.504(a)(3)]

2. The MA Organization shall authorize benefits according to the local medical review policies (LMRPs) for services provided in geographic areas where the LMRPs represent an expansion of Medicare coverage policies as compared to national Medicare coverage policies. [422.101(b)(2)]

B. ENROLLMENT REQUIREMENTS

1. The MA Organization agrees to accept new enrollments, make enrollments effective, process voluntary disenrollments, and limit involuntary disenrollments, as provided in subpart B of part 422.

2. The MA Organization shall comply with the provisions of §422.110 concerning prohibitions against discrimination in beneficiary enrollment. [422.504(a)(2)]

C. BENEFICIARY PROTECTIONS

1. The MA Organization agrees to comply with all requirements in subpart M of part 422 governing coverage determinations, grievances, and appeals. [422.504(a)(7)]

2. The MA Organization agrees to comply with the confidentiality and enrollee record accuracy requirements in §422.118.

3. Beneficiary Financial Protection. The MA Organization agrees to comply with the following requirements:

(a) Each MA Organization must adopt and maintain arrangements satisfactory to CMS to protect its enrollees from incurring liability for payment of any fees that are the legal obligation of the MA Organization. To meet this requirement the MA Organization must—

(i) Ensure that all contractual (including deemed contracts under §422.216) or other written arrangements with providers prohibit the Organization’s providers from holding any beneficiary enrollee liable for payment of any fees that are the legal obligation of the MA Organization; and

(ii) Indemnify the beneficiary enrollee for payment of any fees that are the legal obligation of the MA Organization for services furnished by providers that do not contract, or that have not otherwise entered into an agreement with the MA Organization, to provide services to the organization’s beneficiary enrollees. This provision does not apply to providers operating under deemed contracts under §422.216. [422.504(g)(1)]

(iii) Ensure that in the MA Organization’s terms and conditions of payment to hospitals, if balance billing is imposed, the hospitals are obligated to provide notice to enrollees of their potential liability for services where balance billing could amount to not less than $500. This notice shall be provided according to the requirements of §422.216(d)(2).

(b) The MA Organization must provide for continuation of enrollee health care benefits-

(i) For all enrollees, for the duration of the contract period for which CMS payments have been made; and

(ii) For enrollees who are hospitalized on the date its contract with CMS terminates, or, in the event of the MA Organization’s insolvency, through the date of discharge. [422.504(g)(2)]

(c) In meeting the requirements of this section (C), other than the provider contract requirements specified in paragraph (C)(3)(a) of this Article, the MA Organization may use—

(i) Contractual arrangements;

(ii) Insurance acceptable to CMS;

(iii) Financial reserves acceptable to CMS; or

(iv) Any other arrangement acceptable to CMS. [422.504(g)(3)]

D. PROVIDER PROTECTIONS

1. The MA Organization agrees to comply with all applicable provider requirements in 42 CFR Part 422 Subpart E, including provider certification requirements, anti-discrimination requirements, provider participation and consultation requirements, the prohibition on interference with provider advice, limits on provider indemnification, rules governing payments to providers, and limits on physician incentive plans. [422.504(a)(6)]

2. Prompt Payment.

(a) The MA Organization must pay 95 percent of “clean claims” within 30 days of receipt if they are submitted by, or on behalf of, an enrollee of a MA PFFS plan or are for claims for services that are not furnished under a written agreement between the organization and the provider.

(i) The MA Organization must pay interest on clean claims that are not paid within 30 days in accordance with sections 1816(c)(2) and 1842(c)(2) of the Act.

(ii) All other claims from non-contracted providers must be paid or denied within 60 calendar days from the date of the request. [422.520(a)]

(b) Contracts, deemed contracts, or other written agreements between the MA Organization and its providers must contain a prompt payment provision, the terms of which are developed and agreed to by both the MA Organization and the relevant provider. [422.520(b)]

(c) If CMS determines, after giving notice and opportunity for hearing, that the MA Organization has failed to make payments in accordance with subparagraph (2)(a) of this section, CMS may provide—

(i) For direct payment of the sums owed to providers; and

(ii) For appropriate reduction in the amounts that would otherwise be paid to the MA Organization, to reflect the amounts of the direct payments and the cost of making those payments. [422.520(c)]

3. Payment Rates:

(a) The MA Organization shall make payments to providers according to the requirements of §422.114.

(b) CMS and the MA Organization shall reach agreement, on or before the effective date of this contract, on provider payment methodologies, which shall include provider payment proxies, also described as estimated Original Medicare payment amounts.

(c) The MA Organization agrees to implement revised provider payment schedules on the same date that such changes are required of contractors administering the Original Medicare benefit.

(d) The MA Organization agrees that it shall revise its provider payment schedule to reflect the requirements of legislative or regulatory changes made during the term of this contract. Also, the MA Organization agrees that CMS may require the MA Organization to revise its provider payment schedule if CMS determines that the existing schedule does not comply with the provisions of §422.114(a)(2). [422.114]

(e) The MA Organization agrees that it shall establish and maintain a payment appeal system under which MA plan providers may have their payment claims reviewed in the event that the provider believes he was paid less than he would have been paid under Original Medicare. Under such a system, if a provider reasonably demonstrates that they have not received proper payment, the MA Organization shall pay the provider the difference between what the provider had received and what he would have received under Original Medicare.

(f) The MA Organization agrees to make its provider payment schedule available to the public in such a manner as to allow providers a reasonable opportunity to be informed about payment methodologies under the MA plan. This includes posting the schedule on a Web site maintained by the Organization.

E. QUALITY REQUIREMENTS

The MA Organization agrees to comply with quality requirements as described in §422.152(f).

F. COMPLIANCE PLAN

The MA Organization agrees to implement a compliance plan in accordance with the requirements of §422.503(b)(4)(vi). [422.503(b)(4)(vi)]

G. COMPLIANCE DEEMED ON THE BASIS OF ACCREDITATION: CMS may deem the MA Organization to have met the quality improvement requirements of §1852(e) of the Act and §422.152, the confidentiality and accuracy of enrollee records requirements of §1852(h) of the Act and §422.118, the anti-discrimination requirements of §1852(b) of the Act and §422.110, the access to services requirements of §1852(d) of the Act and §422.112, the advance directives requirements of §1852(i) of the Act and §422.128, the provider participation requirements of §1852(j) of the Act and 42 CFR Part 422, Subpart F, and the applicable requirements described in §423.165, if the MA Organization is fully accredited (and periodically reaccredited) by a private, national accreditation organization approved by CMS and the accreditation organization used the standards approved by CMS for the purposes of assessing the MA Organization’s compliance with Medicare requirements. The provisions of §422.156 shall govern the MA Organization’s use of deemed status to meet MA program requirements.

H. PROGRAM INTEGRITY

1. The MA Organization agrees to provide notice based on best knowledge, information, and belief to CMS of any integrity items related to payments from governmental entities, both federal and state, for healthcare or prescription drug services. These items include any investigations, legal actions or matters subject to arbitration brought involving the MA Organization (or MA Organization’s firm if applicable) and its subcontractors (excluding contracted network providers), including any key management or executive staff, or any major shareholders (5% or more), by a government agency (state or federal) on matters relating to payments from governmental entities, both federal and state, for healthcare and/or prescription drug services. In providing the notice, the sponsor shall keep the government informed of when the integrity item is initiated and when it is closed. Notice should be provided of the details concerning any resolution and monetary payments as well as any settlement agreements or corporate integrity agreements.

2. The MA Organization agrees to provide notice based on best knowledge, information, and belief to CMS in the event the MA Organization or any of its subcontractors is criminally convicted or has a civil judgment entered against it for fraudulent activities or is sanctioned under any Federal program involving the provision of health care or prescription drug services.

I. MARKETING

1. The MA Organization may not distribute any marketing materials, as defined in 42 CFR 422.80(b) and in the Marketing Materials Guidelines for Medicare Advantage-Prescription Drug Plans and Prescription Drug Plans (Medicare Marketing Guidelines), unless they have been filed with and not disapproved by CMS in accordance with §422.80. The file and use process set out at §422.80(a)(2) must be used, unless the MA organization notifies CMS that it will not use this process.

2. CMS and the MA Organization shall agree upon language setting forth the benefits, exclusions and other language of the Plan. The MA Organization bears full responsibility for the accuracy of its marketing materials. CMS, in its sole discretion, may order the MA Organization to print and distribute the agreed upon marketing materials, in a format approved by CMS. The MA Organization must disclose the information to each enrollee electing a plan as outlined in 42 CFR 422.111.

3. The MA Organization agrees that any advertising material, including that labeled promotional material, marketing materials, or supplemental literature, shall be truthful and not misleading. All marketing materials must include the Contract number. All membership identification cards must include the Contract number on the front of the card.

4. The MA Organization must comply with the Medicare Marketing Guidelines, as well as all applicable statutes and regulations, including and without limitation Section 1851(h) of the Act and 42 CFR §§422.80, 422.111 and 423.50. Failure to comply may result in sanctions as provided in 42 CFR Part 422 Subpart O.

Article IV

CMS Payment to MA Organization

A. The MA Organization agrees to develop its annual benefit and price bid proposal and submit to CMS all required information on premiums, benefits, and cost sharing, as required under 42 CFR Part 422 Subpart F. [422.504(a)(10)]

B. Methodology. CMS agrees to pay the MA Organization under this contract in accordance with the provisions of section 1853 of the Act and 42 CFR Part 422 Subpart G. [422.504(a)(9)]

C. Attestation of payment data (Attachments A, B, and C).

As a condition for receiving a monthly payment under paragraph B of this article, and 42 CFR Part 422 Subpart G, the MA Organization agrees that its chief executive officer (CEO), or chief financial officer (CFO), or an individual delegated with the authority to sign on behalf of one of these officers, and who reports directly to such officer, must request payment under the contract on the forms attached as Attachment A (enrollment attestation) and Attachment B (risk adjustment data) hereto which attest to (based on best knowledge, information and belief, as of the date specified on the attestation form) the accuracy, completeness, and truthfulness of the data identified on these attachments. The Medicare Advantage Plan Attestation of Benefit Plan and Price must be signed and attached to the executed version of this contract.

1. Attachment A requires that the CEO, or CFO, or an individual delegated with the authority to sign on behalf of one of these officers, and who reports directly to such officer, must attest based on best knowledge, information, and belief that each enrollee for whom the MA Organization is requesting payment is validly enrolled, or was validly enrolled during the period for which payment is requested, in an MA plan offered by the MA Organization. The MA Organization shall submit completed enrollment attestation forms to CMS, or its contractor, on a monthly basis. (NOTE: The forms included as attachments to this contract are for reference only. CMS will provide instructions for the completion and submission of the forms in separate documents. MA Organizations should not take any action on the forms until appropriate CMS instructions become available.)

2. Attachment B requires that the CEO, or CFO, or an individual delegated with the authority to sign on behalf of one of these officers, and who reports directly to such officer, must attest to (based on best knowledge, information and belief, as of the date specified on the attestation form) that the risk adjustment data it submits to CMS under §422.310 are accurate, complete, and truthful. The MA Organization shall make annual attestations to this effect for risk adjustment data on Attachment B and according to a schedule to be published by CMS. If such risk adjustment data are generated by a related entity, contractor, or subcontractor of an MA Organization, such entity, contractor, or subcontractor must similarly attest to (based on best knowledge, information, and belief, as of the date specified on the attestation form) the accuracy, completeness, and truthfulness of the data. [422.504(l)]

3. The Medicare Advantage Plan Attestation of Benefit Plan and Price (which is attached hereto) requires that the CEO, CFO, or an individual delegated with the authority to sign on behalf of one of these officers, and who reports directly to such officer, must attest (based on best knowledge, information and belief, as of the date specified on the attestation form) that the information and documentation comprising the bid submission proposal is accurate, complete, and truthful and fully conforms to the Bid Form and Plan Benefit Package requirements; and that the benefits described in the CMS-approved proposal bid submission agree with the benefit package the MA Organization will offer during the period covered by the proposal bid submission. This document is being sent separately to the MA Organization and must be signed and attached to the executed version of this contract, and is incorporated herein by reference. [422.502(l)]

Article V

MA Organization Relationship with Related Entities, Contractors, and Subcontractors

A. All references to “contracts” and “contractors” in this Article shall include deemed contracts (where applicable) and deemed contract providers (where applicable) as defined in §422.216(f).

B. Notwithstanding any relationship(s) that the MA Organization may have with related entities, contractors, or subcontractors, the MA Organization maintains full responsibility for adhering to and otherwise fully complying with all terms and conditions of its contract with CMS. [422.504(i)(1)]

C. The MA Organization agrees to require all related entities, contractors, or subcontractors to agree that—

1. HHS, the Comptroller General, or their designees have the right to inspect, evaluate, and audit any pertinent contracts, books, documents, papers, and records of the related entity(s), contractor(s), or subcontractor(s) involving transactions related to this contract; and

2. HHS, the Comptroller General, or their designees have the right to inspect, evaluate, and audit any pertinent information for any particular contract period for 10 years from the final date of the contract period or from the date of completion of any audit, whichever is later. [422.504(i)(2)]

D. The MA Organization agrees that all contracts or written arrangements into which the MA Organization enters with providers, related entities, contractors, or subcontractors (first tier and downstream entities) shall contain the following elements:

1. Enrollee protection provisions that provide—

(a) Consistent with Article III(C), arrangements that prohibit providers from holding an enrollee liable for payment of any fees that are the legal obligation of the MA Organization; and

(b) Consistent with Article III(C), provision for the continuation of benefits.

2. Accountability provisions that indicate that—

(a) The MA Organization oversees and is accountable to CMS for any functions or responsibilities that are described in these standards; and

(b) The MA Organization may only delegate activities or functions to a provider, related entity, contractor, or subcontractor in a manner consistent with requirements set forth at paragraph D of this article.

3. A provision requiring that any services or other activity performed by a related entity, contractor or subcontractor in accordance with a contract or written agreement between the related entity, contractor, or subcontractor and the MA Organization will be consistent and comply with the MA Organization’s contractual obligations to CMS. [422.504(i)(3)]

E. If any of the MA Organization’s activities or responsibilities under this contract with CMS is delegated to other parties, the following requirements apply to any related entity, contractor, subcontractor, or provider:

1. Written arrangements must specify delegated activities and reporting responsibilities.

2. Written arrangements must either provide for revocation of the delegation activities and reporting requirements or specify other remedies in instances where CMS or the MA Organization determine that such parties have not performed satisfactorily.

3. Written arrangements must specify that the performance of the parties is monitored by the MA Organization on an ongoing basis.

4. Written arrangements must specify that either—

(a) The credentials of medical professionals affiliated with the party or parties will be either reviewed by the MA Organization; or

(b) The provider verification process will be reviewed and approved by the MA Organization and the MA Organization must audit the provider verification process on an ongoing basis. The provider verification process will consist, at a minimum, of ensuring that providers have a state license to operate and be eligible for payment by Medicare.

5. All contracts or written arrangements must specify that the related entity, contractor, or subcontractor must comply with all applicable Medicare laws, regulations, and CMS instructions. [422.504(i)(4)]

F. If the MA Organization delegates selection of the providers, contractors, or subcontractors to another organization, the MA Organization’s written arrangements with that organization must state that the MA Organization retains the right to approve, suspend, or terminate any such arrangement. [422.504(i)(5)]

Article VI

Records Requirements

A. MAINTENANCE OF RECORDS

1. The MA Organization agrees to maintain for 10 years books, records, documents, and other evidence of accounting procedures and practices that—

(a) Are sufficient to do the following:

(i) Accommodate periodic auditing of the financial records (including data related to Medicare utilization, costs, and computation of the benefit and price bid) of the MA Organization.

(ii) Enable CMS to inspect or otherwise evaluate the quality, appropriateness and timeliness of services performed under the contract, and the facilities of the MA Organization.

(iii) Enable CMS to audit and inspect any books and records of the MA Organization that pertain to the ability of the organization to bear the risk of potential financial losses, or to services performed or determinations of amounts payable under the contract.

(iv) Properly reflect all direct and indirect costs claimed to have been incurred and used in the preparation of the benefit and price bid proposal.

(v) Establish component rates of the benefit and price bid for determining additional and supplementary benefits.

(vi) Determine the rates utilized in setting premiums for State insurance agency purposes and for other government and private purchasers; and

(b) Include at least records of the following:

(i) Ownership and operation of the MA Organization’s financial, medical, and other record keeping systems.

(ii) Financial statements for the current contract period and ten prior periods.

(iii) Federal income tax or informational returns for the current contract period and ten prior periods.

(iv) Asset acquisition, lease, sale, or other action.

(v) Agreements, contracts (including, but not limited to with related or unrelated prescription drug benefit managers) and subcontracts.

(vi) Franchise, marketing, and management agreements.

(vii) Schedules of charges for the MA Organization’s fee-for-service patients.

(viii) Matters pertaining to costs of operations.

(ix) Amounts of income received, by source and payment.

(x) Cash flow statements.

(xi) Any financial reports filed with other Federal programs or State authorities. [422.504(d)]

2. Access to facilities and records. The MA Organization agrees to the following:

(a) The Department of Health and Human Services (HHS), the Comptroller General, or their designee may evaluate, through inspection or other means—

(i) The quality, appropriateness, and timeliness of services furnished to Medicare enrollees under the contract;

(ii) The facilities of the MA Organization; and

(iii) The enrollment and disenrollment records for the current contract period and ten prior periods.

(b) HHS, the Comptroller General, or their designees may audit, evaluate, or inspect any books, contracts, medical records, documents, papers, patient care documentation, and other records of the MA Organization, related entity, contractor (including deemed contract providers as defined in §422.216(f)), subcontractor, or its transferee that pertain to any aspect of services performed, reconciliation of benefit liabilities, and determination of amounts payable under the contract, or as the Secretary may deem necessary to enforce the contract.

(c) The MA Organization agrees to make available, for the purposes specified in section (A) of this article, its premises, physical facilities and equipment, records relating to its Medicare enrollees, and any additional relevant information that CMS may require, in a manner that meets CMS record maintenance requirements.

(d) HHS, the Comptroller General, or their designee’s right to inspect, evaluate, and audit extends through 10 years from the final date of the contract period or completion of audit, whichever is later unless-

(i) CMS determines there is a special need to retain a particular record or group of records for a longer period and notifies the MA Organization at least 30 days before the normal disposition date;

(ii) There has been a termination, dispute, or fraud or similar fault by the MA Organization, in which case the retention may be extended to 10 years from the date of any resulting final resolution of the termination, dispute, or fraud or similar fault; or

(iii) HHS, the Comptroller General, or their designee determines that there is a reasonable possibility of fraud, in which case they may inspect, evaluate, and audit the MA Organization at any time. [422.502(e)]

B. REPORTING REQUIREMENTS

1. The MA Organization shall have an effective procedure to develop, compile, evaluate, and report to CMS, to its enrollees, and to the general public, at the times and in the manner that CMS requires, and while safeguarding the confidentiality of the doctor-patient relationship, statistics and other information as described in the remainder of this section (B). [422.516(a)]

2. The MA Organization agrees to submit to CMS certified financial information that must include the following:

(a) Such information as CMS may require demonstrating that the organization has a fiscally sound operation, including:

(i) The cost of its operations;

(ii) A description, submitted to CMS annually and within 120 days of the end of the fiscal year, of significant business transactions (as defined in §422.500) between the MA Organization and a party in interest showing that the costs of the transactions listed in paragraph (2)(a)(v) of this section do not exceed the costs that would be incurred if these transactions were with someone who is not a party in interest; or

(iii) If they do exceed, a justification that the higher costs are consistent with prudent management and fiscal soundness requirements.

(iv) A combined financial statement for the MA Organization and a party in interest if either of the following conditions is met:

(aa) Thirty-five percent or more of the costs of operation of the MA Organization go to a party in interest.

(bb) Thirty-five percent or more of the revenue of a party in interest is from the MA Organization. [422.516(b)]

(v) Requirements for combined financial statements.

(aa) The combined financial statements required by paragraph (2)(a)(iv) must display in separate columns the financial information for the MA Organization and each of the parties in interest.

(bb) Inter-entity transactions must be eliminated in the consolidated column.

(cc) The statements must have been examined by an independent auditor in accordance with generally accepted accounting principles and must include appropriate opinions and notes.

(dd) Upon written request from the MA Organization showing good cause, CMS may waive the requirement that the organization’s combined financial statement include the financial information required in paragraph (2)(a)(v) with respect to a particular entity. [422.516(c)]

(vi) A description of any loans or other special financial arrangements the MA Organization makes with contractors, subcontractors, and related entities.

(b) Such information as CMS may require pertaining to the disclosure of ownership and control of the MA Organization. [422.502(f)(1)(ii)]

(c) Patterns of utilization of the MA Organization’s services.

3. The MA Organization agrees to participate in surveys required by CMS and to submit to CMS all information that is necessary for CMS to administer and evaluate the program and to simultaneously establish and facilitate a process for current and prospective beneficiaries to exercise choice in obtaining Medicare services. This information includes, but is not limited to:

(a) The benefits covered under the MA plan;

(b) The MA monthly basic beneficiary premium and MA monthly supplemental beneficiary premium, if any, for the plan.

(c) The service area and continuation area, if any, of each plan and the enrollment capacity of each plan;

(d) Plan performance indicators for the benefits under the plan including —

(i) Disenrollment rates for Medicare enrollees electing to receive benefits through the plan for the previous 2 years;

(ii) Information on Medicare enrollee satisfaction;

(iii) The patterns of utilization of plan services;

(iv) The availability, accessibility, and acceptability of the plan’s services;

(v) Information on health outcomes and other performance measures required by CMS;

(vi) The recent record regarding compliance of the plan with requirements of this part, as determined by CMS; and

(vii) Other information determined by CMS to be necessary to assist beneficiaries in making an informed choice among MA plans and traditional Medicare;

(e) Information about beneficiary appeals and their disposition;

(f) Information regarding all formal actions, reviews, findings, or other similar actions by States, other regulatory bodies, or any other certifying or accrediting organization;

(g) Any other information deemed necessary by CMS for the administration or evaluation of the Medicare program. [422.502(f)(2)]

4. The MA Organization agrees to provide to its enrollees and upon request, to any individual eligible to elect an MA plan, all informational requirements under §422.64 and, upon an enrollee’s, request, the financial disclosure information required under §422.516. [422.502(f)(3)]

5. Reporting and disclosure under ERISA.

(a) For any employees’ health benefits plan that includes an MA Organization in its offerings, the MA Organization must furnish, upon request, the information the plan needs to fulfill its reporting and disclosure obligations (with respect to the MA Organization) under the Employee Retirement Income Security Act of 1974 (ERISA).

(b) The MA Organization must furnish the information to the employer or the employer’s designee, or to the plan administrator, as the term “administrator” is defined in ERISA. [422.516(d)]

6. Electronic communication. The MA Organization must have the capacity to communicate with CMS electronically. [422.504(b)]

7. Risk Adjustment data. The MA Organization agrees to comply with the requirements in §422.310 for submitting risk adjustment data to CMS. [422.504(a)(8)]

Article VII

Renewal of the MA Contract

A. Renewal of contract: In accordance with §422.505, following the initial contract period, this contract is renewable annually only if-

(1) The MA Organization has not provided CMS with a notice of intention not to renew; [422.506(a)]

(2) CMS and the MA Organization reach agreement on the bid under 42 CFR Part 422 Subpart F; and [422.505(d)]

(3) CMS informs the MA Organization that it authorizes a renewal.

B. Nonrenewal of contract

(1) Nonrenewal by the Organization.

(a) In accordance with §422.506, the MA Organization may elect not to renew its contract with CMS as of the end of the term of the contract for any reason, provided it meets the time frames for doing so set forth in subparagraphs (b) and (c) of this paragraph.

(b) If the MA Organization does not intend to renew its contract, it must notify—

(i) CMS, in writing, by the first Monday in June of the year in which the contract would end, pursuant to §422.506;

(ii) Each Medicare enrollee, at least 90 days before the date on which the nonrenewal is effective. This notice must include a written description of all alternatives available for obtaining Medicare services within the service area including alternative MA plans, Medigap options, and original Medicare and prescription drug plans and must receive CMS approval prior to issuance.

(iii) The general public, at least 90 days before the end of the current calendar year, by publishing a CMS-approved notice in one or more newspapers of general circulation in each community located in the MA Organization’s service area.

(c) CMS may accept a nonrenewal notice submitted after the applicable annual non-renewal notice deadline if —

(i) The MA Organization notifies its Medicare enrollees and the public in accordance with subparagraph (1)(b)(ii) and (1)(b)(iii) of this section; and

(ii) Acceptance is not inconsistent with the effective and efficient administration of the Medicare program.

(d) If the MA Organization does not renew a contract under subparagraph (1), CMS will not enter into an MA contract with the Organization for 2 years from the date of contract separation unless there are special circumstances that warrant special consideration, as determined by CMS. [422.506(a)]

(2) CMS decision not to renew.

(a) CMS may elect not to authorize renewal of a contract for any of the following reasons:

(i) The MA Organization’s level of enrollment, growth in enrollment, or insufficient number of contracted providers is determined by CMS to threaten the viability of the organization under the MA program and or be an indicator of beneficiary dissatisfaction with the MA plan(s) offered by the organization.

(ii) For any of the reasons listed in §422.510(a) [Article VIII, section (B)(1)(a) of this contract], which would also permit CMS to terminate the contract.

(iii) The MA Organization has committed any of the acts in §422.752(a) that would support the imposition of intermediate sanctions or civil money penalties under 42 CFR Part 422 Subpart O.

(iv) The MA Organization did not submit a benefit and price bid or the benefit and price bid was not acceptable.

(b) Notice. CMS shall provide notice of its decision whether to authorize renewal of the contract as follows:

(i) To the MA Organization by May 1 of the contract year, except in the event of (2)(a)(iv) above, for which notice will be sent by September 1.

(ii) To the MA Organization’s Medicare enrollees by mail at least 90 days before the end of the current calendar year.

(iii) To the general public at least 90 days before the end of the current calendar year, by publishing a notice in one or more newspapers of general circulation in each community or county located in the MA Organization’s service area.

(c) Notice of appeal rights. CMS shall give the MA Organization written notice of its right to reconsideration of the decision not to renew in accordance with §422.644. [422.506(b)]

Article VIII

Modification or Termination of the Contract

A. Modification or Termination of Contract by Mutual Consent

1. This contract may be modified or terminated at any time by written mutual consent.

(a) If the contract is modified by written mutual consent, the MA Organization must notify its Medicare enrollees of any changes that CMS determines are appropriate for notification within time frames specified by CMS. [422.508(a)(2)]

(b) If the contract is terminated by written mutual consent, except as provided in section (A)(2) of this Article, the MA Organization must provide notice to its Medicare enrollees and the general public as provided in section B(2)(b)(ii) and B(2)(b)(iii) of this Article. [422.508(a)(1)]

2. If this contract is terminated by written mutual consent and replaced the day following such termination by a new MA contract, the MA Organization is not required to provide the notice specified in section B of this article. [422.508(b)]

B. Termination of the Contract by CMS or the MA Organization

1. Termination by CMS.

(a) CMS may terminate a contract for any of the following reasons:

(i) The MA Organization has failed substantially to carry out the terms of its contract with CMS.

(ii) The MA Organization is carrying out its contract with CMS in a manner that is inconsistent with the effective and efficient implementation of 42 CFR Part 422.

(iii) CMS determines that the MA Organization no longer meets the requirements of 42 CFR Part 422 for being a contracting organization.

(iv) There is credible evidence that the MA Organization committed or participated in false, fraudulent or abusive activities affecting the Medicare program, including submission of false or fraudulent data.

(v) The MA Organization experiences financial difficulties so severe that its ability to make necessary health services available is impaired to the point of posing an imminent and serious risk to the health of its enrollees, or otherwise fails to make services available to the extent that such a risk to health exists.

(vi) The MA Organization substantially fails to comply with the requirements in 42 CFR Part 422 Subpart M relating to grievances and appeals.

(vii) The MA Organization fails to provide CMS with valid risk adjustment data as required under §422.310 and 423.329(b)(3).

(viii) The MA Organization substantially fails to comply with the prompt payment requirements in §422.520.

(ix) The MA Organization substantially fails to comply with the service access requirements in §422.114.

(x) The MA Organization fails to comply with the requirements of §422.208 regarding physician incentive plans.

(xi) The MA Organization substantially fails to comply with the marketing requirements in §422.80.

(b) Notice. If CMS decides to terminate a contract for reasons other than the grounds specified in section (B)(1)(a) above, it will give notice of the termination as follows:

(i) CMS will notify the MA Organization in writing 90 days before the intended date of the termination.

(ii) The MA Organization will notify its Medicare enrollees of the termination by mail at least 30 days before the effective date of the termination.

(iii) The MA Organization will notify the general public of the termination at least 30 days before the effective date of the termination by publishing a notice in one or more newspapers of general circulation in each community or county located in the MA Organization’s service area.

(c) Immediate termination of contract by CMS.

(i) For terminations based on violations prescribed in paragraph (B)(1)(a)(v) of this article, CMS will notify the MA Organization in writing that its contract has been terminated effective the date of the termination decision by CMS. If termination is effective in the middle of a month, CMS has the right to recover the prorated share of the capitation payments made to the MA Organization covering the period of the month following the contract termination.

(ii) CMS will notify the MA Organization’s Medicare enrollees in writing of CMS’ decision to terminate the MA Organization’s contract. This notice will occur no later than 30 days after CMS notifies the plan of its decision to terminate this contract. CMS will simultaneously inform the Medicare enrollees of alternative options for obtaining Medicare services, including alternative MA Organizations in a similar geographic area and original Medicare.

(iii) CMS will notify the general public of the termination no later than 30 days after notifying the MA Organization of CMS’ decision to terminate this contract. This notice will be published in one or more newspapers of general circulation in each community or county located in the MA Organization’s service area.

(d) Corrective action plan

(i) General. Before terminating a contract for reasons other than the grounds specified in section (B)(1)(a)(v) of this article, CMS will provide the MA Organization with reasonable opportunity, not to exceed time frames specified at 42 CFR Part 422 Subpart N, to develop and receive CMS approval of a corrective action plan to correct the deficiencies that are the basis of the proposed termination.

(ii) Exception. If a contract is terminated under section (B)(1)(a)(v) of this article, the MA Organization will not have the opportunity to submit a corrective action plan.

(e) Appeal rights. If CMS decides to terminate this contract, it will send written notice to the MA Organization informing it of its termination appeal rights in accordance with 42 CFR Part 422 Subpart N. [422.510]

2. Termination by the MA Organization

(a) Cause for termination. The MA Organization may terminate this contract if CMS fails to substantially carry out the terms of the contract.

(b) Notice. The MA Organization must give advance notice as follows:

(i) To CMS, at least 90 days before the intended date of termination. This notice must specify the reasons why the MA Organization is requesting contract termination.

(ii) To its Medicare enrollees, at least 60 days before the termination effective date. This notice must include a written description of alternatives available for obtaining Medicare services within the service area, including alternative MA and MA-PD plans, PDP plans, Medigap options, and original Medicare and must receive CMS approval.

(iii) To the general public at least 60 days before the termination effective date by publishing a CMS-approved notice in one or more newspapers of general circulation in each community or county located in the MA Organization’s geographic area.

(c) Effective date of termination. The effective date of the termination will be determined by CMS and will be at least 90 days after the date CMS receives the MA Organization’s notice of intent to terminate.

(d) CMS’ liability. CMS’ liability for payment to the MA Organization ends as of the first day of the month after the last month for which the contract is in effect, but CMS shall make payments for amounts owed prior to termination but not yet paid.

(e) Effect of termination by the organization. CMS will not enter into an agreement with the MA Organization for a period of two years from the date the Organization has terminated this contract, unless there are circumstances that warrant special consideration, as determined by CMS. [422.512]

Article IX

Restrictions on Use of Data

The MA Organization agrees that its use of the data it is authorized to collect to carry out the terms of this contract shall be used exclusively for the purpose of operating its MA private fee-for-service plan. The MA Organization may not use data collected under this contract in the operation of any other line of business offered by the MA Organization or its related entities, contractors, or subcontractors.

Article X

Requirements of Other Laws and Regulations

A. The MA Organization agrees to comply with—

(1) Federal laws and regulations designed to prevent or ameliorate fraud, waste, and abuse, including, but not limited to, applicable provisions of Federal criminal law, the False Claims Act (31 USC 3729 et seq.), and the anti-kickback statute (section 1128B(b) of the Act): and

(2) HIPAA administrative simplification rules at 45 CFR Parts 160, 162, and 164. [422.504(h)]

B. The MA Organization maintains ultimate responsibility for adhering to and otherwise fully complying with all terms and conditions of its contract with CMS, notwithstanding any relationship(s) that the MA organization may have with related entities, contractors, or subcontractors. [422.504(i)]

C. In the event that any provision of this contract conflicts with the provisions of any statute or regulation applicable to an MA Organization, the provisions of the statute or regulation shall have full force and effect.

Article XI

Severability

The MA Organization agrees that, upon CMS’ request, this contract will be amended to exclude any MA plan or State-licensed entity specified by CMS, and a separate contract for any such excluded plan or entity will be deemed to be in place when such a request is made. [422.504(k)]

Article XII

Miscellaneous

A. Definitions. Terms not otherwise defined in this contract shall have the meaning given to such terms in 42 CFR Part 422.

B. Alteration to Original Contract Terms. The MA Organization agrees that it has not altered in any way the terms of this contract presented for signature by CMS. The MA Organization agrees that any alterations to the original text the MA Organization may make to this contract shall not be binding on the parties.

C. Approval to Begin Marketing and Enrollment. The MA Organization agrees that it must complete CMS operational requirements prior to receiving CMS approval to begin Part C marketing and enrollment activities. Such activities include, but are not limited to, establishing and successfully testing connectivity with CMS systems to process enrollment applications (or contracting with an entity qualified to perform such functions on the MA Organization’s Sponsor’s behalf) and successfully demonstrating capability to submit accurate and timely price comparison data. To establish and successfully test connectivity, the MA Organization must, 1) establish and test physical connectivity to the CMS data center, 2) acquire user identifications and passwords, 3) receive, store, and maintain data necessary to perform enrollments and send and receive transactions to and from CMS, and 4) check and receive transaction status information.

D. Incorporation of Applicable Addenda. All addenda checked off and initialed on the cover sheet of this contract by the MA Organization are hereby incorporated by reference.

In witness whereof, the parties hereby execute this contract.

FOR THE MA ORGANIZATION

Stefen F. Brueckner	Vice President, Senior Products
Printed Name	Title

/s/ Stefen F. Brueckner	September-October, 2005
Signature	Date

(See Chart)
Organization	Address

FOR THE CENTERS FOR MEDICARE & MEDICAID SERVICES

/s/ David Lewis	September-October, 2005
Patricia Smith	Date
Director
Medicare Advantage Group
Center for Beneficiary Choices